Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	November 6, 2019
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Third Quarter 2019 Results; Stable Sequential TiO2 Pricing and Accelerated Delivery of Cost Initiatives

Third Quarter 2019 Highlights

•	Net loss attributable to Venator of $19 million and adjusted net income attributable to Venator of $8 million

•	Adjusted EBITDA of $50 million which includes an $8 million nonrecurring benefit; diluted loss per share of $0.18 and adjusted diluted earnings per share of $0.08

•	Average TiO2 pricing was stable compared to the second quarter of 2019; volumes declined in-line with normal seasonality

•	Our Business Improvement Program provided an incremental adjusted EBITDA benefit of $8 million in the third quarter or $15 million year-to-date

•	Net cash provided by operating activities was $14 million and free cash flow was a use of $5 million and does not include a $15 million benefit from monetizing cross-currency interest rate swaps

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
(In millions, except per share amounts)	2019	2018	2019	2019	2018
Revenues	$526	$533	$578	$1,666	$1,781

Net (loss) income attributable to Venator(a)	$(19)	$(368)	$21	$(1)	$(94)
Adjusted net income attributable to Venator(2)(a)	$8	$34	$14	$36	$216
Adjusted EBITDA(2)(a)	$50	$77	$61	$171	$391

Diluted (loss) earnings per share(a)	$(0.18)	$(3.46)	$0.20	$(0.01)	$(0.88)
Adjusted diluted earnings per share(2)(a)	$0.08	$0.32	$0.13	$0.34	$2.02

Net cash provided by (used in) operating activities	$14	$1	$(21)	$(36)	$306
Free cash flow(4)(b)	$(5)	$(103)	$(50)	$(137)	$41

(a) Includes an $8 million nonrecurring benefit in the three and nine months ended September 30, 2019, due to a change in plant utilization rates, which increased our overhead absorption and corresponding inventory valuation at certain facilities

(b) Does not include a $15 million benefit from monetizing cross-currency interest rate swaps in the three and nine months ended September 30, 2019

See end of press release for numbered footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported third quarter 2019 results with revenues of $526 million, net loss attributable to Venator of $19 million, adjusted net income attributable to Venator of $8 million and adjusted EBITDA of $50 million.

Simon Turner, President and CEO of Venator, commented:

“Notwithstanding macroeconomic challenges, we generated $50 million of adjusted EBITDA in the third quarter of 2019. Our Titanium Dioxide business delivered stable sequential TiO2 pricing, consistent with our tailored approach to individual customer requirements, which reduces overall price volatility.

“We remain on track with our strategic initiatives. We have accelerated savings from our Business Improvement Program and generated $15 million of adjusted EBITDA benefit year-to-date. We have also made substantial progress on the phased transfer of our specialty TiO2 products, which will enhance our leading position in these high value applications.

“Following a comprehensive review of our color pigments business, we identified meaningful self-help measures that should improve the annual EBITDA of the business by approximately $10 million, for a similar amount of investment. We also have received inquiries from third parties expressing interest in purchasing this business. In order to maximize value for our shareholders, we have retained Citi as a financial advisor to assist us in exploring a potential sale.”

Segment Analysis for 3Q19 Compared to 3Q18

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $396 million in the three months ended September 30, 2019, an increase of $7 million, or 2%, compared to the same period in 2018. The increase was primarily due to a 12% increase in sales volumes, partially offset by a 7% decline in the average TiO2 selling price, a 2% unfavorable impact from foreign currency translation and a 1% unfavorable impact due to mix and other. Sales volumes increased compared to the prior year quarter as a result of higher sales of new products, increased product availability at certain manufacturing sites and increased demand. The decline in the average TiO2 selling price was primarily attributable to lower global average functional TiO2 prices with regional variations.

Adjusted EBITDA for the Titanium Dioxide segment was $51 million for the three months ended September 30, 2019, a decrease of $24 million compared to the same period in 2018. The decline was primarily as a result of lower TiO2 margins driven by a lower average TiO2 selling price, higher raw material costs and unfavorable fixed cost absorption related to planned maintenance. This was partially offset by higher TiO2 sales volumes and a $5 million benefit from our 2019 Business Improvement Program. In the third quarter of 2019, we had a $6 million nonrecurring benefit due to a change in plant utilization rates, which increased our overhead absorption and corresponding inventory valuation at certain facilities.

Performance Additives

The Performance Additives segment generated $130 million of revenues in the three months ended September 30, 2019, a decline of $14 million, or 10%, compared to the same period in 2018. The decline was primarily due to an 8% decrease in sales volumes, a 2% unfavorable impact of foreign currency translation and a 2% unfavorable impact of mix and other, partially offset by a 2% increase in the average selling price. The decline in volumes was primarily attributable to lower sales into construction-related applications, softer demand in coatings and plastics, principally related to automotive and electronics end-use applications and a discontinuation of sales of a product to a timber treatment customer. The average selling price increased due to the mix of sales within our functional additives, timber treatment and color pigments businesses.

Adjusted EBITDA in the Performance Additives segment was $13 million, an increase of $1 million for the three months ended September 30, 2019 compared to the same period in 2018. A higher average selling price, lower overhead costs and a $2 million benefit from our 2019 Business Improvement Program was offset by lower sales volumes. In the third quarter of 2019, we had a $2 million nonrecurring benefit due to a change in plant utilization rates, which increased our overhead absorption and corresponding inventory valuation at certain facilities.

Corporate and Other

Corporate and Other represents expenses which are not allocated to our segments. Losses from Corporate and Other were $14 million, or $4 million higher in the three months ended September 30, 2019 compared to the same period in 2018. This was primarily as a result of the unfavorable impact of foreign currency translation, partially offset by a $1 million benefit from our 2019 Business Improvement Program.

Tax Items

We recorded an income tax expense of $8 million for the three months ended September 30, 2019, compared to an income tax benefit of $55 million for the three months ended September 30, 2018. Our adjusted effective tax rate was 35% for the three months ended September 30, 2019.

Our tax expense is significantly affected by the mix of income and losses in tax jurisdictions in which we operate and valuation allowances in certain jurisdictions. As a result, in 2019, we expect to see an adjusted effective tax rate of approximately 35%. We continue to expect our adjusted effective tax rate in the long-term will be approximately 15% to 20% with a cash tax rate of 10% to 15%.

Liquidity and Capital Resources

As of September 30, 2019, we had cash and cash equivalents of $40 million compared with $165 million as of December 31, 2018. In August 2019, we monetized three cross-currency interest rate swaps entered into in 2017, resulting in cash proceeds of approximately $15 million. We concurrently entered into three new cross-currency interest rate swaps which are expected to provide annual interest savings of approximately $4 million, or approximately $20 million by maturity in July 2024 compared to an unhedged position on our fixed rate U.S. Dollar intercompany loan. As of September 30, 2019, we had in place an asset-based revolving credit facility with an available borrowing capacity of $285 million. Net debt was $713 million as of September 30, 2019, compared to $583 million as of December 31, 2018.

In the three months ended September 30, 2019, we spent $27 million of total capital expenditures, of which $2 million was related to project wind-down and closure costs at our Pori, Finland TiO2 manufacturing facility (“Pori site capital expenditures”). In the nine months ended September 30, 2019, we have spent $110 million of total capital expenditures, of which $37 million was related to Pori site capital expenditures. In 2019, we expect to spend approximately $155 million in total capital expenditures including approximately $40 million related to Pori site capital expenditures. Thus, we have reduced our 2019 total expected capital expenditures, excluding Pori site capital expenditures, to $115 million.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2019 results on Wednesday, November 6, 2019 at 8:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	1-833-366-1118

International participants	1-412-902-6770

(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10135620

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning November 6, 2019 and ending November 13, 2019.

Call-in numbers for the replay:

U.S. participants	1-877-344-7529

International participants	1-412-317-0088

Passcode	10135620

Upcoming Conferences

During the fourth quarter of 2019, a member of management is expected to present at the 2019 Bank of America Merrill Lynch Leveraged Finance Conference on December 3, 2019 and Citi’s 2019 Basic Materials Conference on December 4, 2019. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions, except per share amounts)	2019	2018	2019	2018
Revenues	$526	$533	$1,666	$1,781
Cost of goods sold(1)	464	463	1,461	1,110
Operating expenses	50	57	150	154
Restructuring, impairment and plant closing and transition costs	12	428	24	573
Operating income	—	(415)	31	(56)
Interest expense, net	(10)	(10)	(31)	(30)
Other income	1	4	3	8
Income before income taxes	(9)	(421)	3	(78)
Income tax (expense) benefit	(8)	55	—	(10)
Net (loss) income	(17)	(366)	3	(88)
Net income attributable to noncontrolling interests	(2)	(2)	(4)	(6)
Net loss attributable to Venator	$(19)	$(368)	$(1)	$(94)

Adjusted EBITDA(2)	$50	$77	$171	$391
Adjusted net income(2)	$8	$34	$36	$216

Basic loss per share	$(0.18)	$(3.46)	$(0.01)	$(0.88)
Diluted loss per share	$(0.18)	$(3.46)	$(0.01)	$(0.88)
Adjusted earnings per share(2)	$0.08	$0.32	$0.34	$2.03
Adjusted diluted earnings per share(2)	$0.08	$0.32	$0.34	$2.02

Ordinary share information:
Basic shares outstanding	106.6	106.4	106.5	106.4
Diluted shares	106.6	106.7	106.5	106.8

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Favorable /	September 30,		Favorable /
(In millions)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment Revenues:
Titanium Dioxide	$396	$389	2%	$1,260	$1,300	(3)%
Performance Additives	130	144	(10)%	406	481	(16)%
Total	$526	$533	(1)%	$1,666	$1,781	(6)%

Segment Adjusted EBITDA(2):
Titanium Dioxide	$51	$75	(32)%	$167	$365	(54)%
Performance Additives	13	12	8%	44	59	(25)%
Corporate and other	(14)	(10)	(40)%	(40)	(33)	(21)%
Total	$50	$77	(35)%	$171	$391	(56)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	September 30, 2019 vs. 2018
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(7)%	(2)%	(1)%	12%	2%
Performance Additives	2%	(2)%	(2)%	(8)%	(10)%
Total Company	(4)%	(2)%	(1)%	6%	(1)%

	Nine months ended
	September 30, 2019 vs. 2018
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(7)%	(4)%	—%	8%	(3)%
Performance Additives	—%	(2)%	—%	(14)%	(16)%
Total Company	(5)%	(3)%	—%	2%	(6)%

(a)	Excludes revenues from tolling arrangements, by-products and raw materials
(b)	Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(2)
	Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,
(In millions, except per share amounts)	2019	2018	2019	2018	2019	2018
Net loss	$(17)	$(366)	$(17)	$(366)	$(0.16)	$(3.43)
Net income attributable to noncontrolling interests	(2)	(2)	(2)	(2)	(0.02)	(0.02)
Net loss attributable to Venator	(19)	(368)	(19)	(368)	(0.18)	(3.45)
Interest expense, net	10	10
Income tax expense (benefit)	8	(55)
Depreciation and amortization	27	33
Business acquisition and integration expenses	2	5	2	5	0.02	0.05
Loss on disposal of businesses/assets	1	—	1	—	0.01	—
Certain legal settlements and related expenses	2	—	2	—	0.02	—
Amortization of pension and postretirement actuarial losses	3	3	3	3	0.03	0.03
Net plant incident costs	4	21	4	21	0.04	0.20
Restructuring, impairment, plant closing and transition costs	12	428	12	428	0.11	4.01
Income tax adjustments(3)	—	—	3	(55)	0.03	(0.52)
Adjusted(2)	$50	$77	$8	$34	$0.08	$0.32

Adjusted income tax expense(3)			$5	$—
Net income attributable to noncontrolling interests, net of tax			2	2
Adjusted pre-tax income			$15	$36
Adjusted effective tax rate			35%	—%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share(2)
	Three months ended	Three months ended	Three months ended
(In millions, except per share amounts)	June 30, 2019	June 30, 2019	June 30, 2019
Net income	$22	$22	$0.21
Net income attributable to noncontrolling interests	(1)	(1)	(0.01)
Net income attributable to Venator	21	21	0.20
Interest expense, net	10
Income tax benefit	(9)
Depreciation and amortization	29
Business acquisition and integration adjustments	(1)	(1)	(0.01)
Certain legal settlements and related expenses	1	1	0.01
Amortization of pension and postretirement actuarial losses	4	4	0.03
Net plant incident costs	6	6	0.06
Income tax adjustments(3)	—	(17)	(0.16)
Adjusted(2)	$61	$14	$0.13

Adjusted income tax expense(3)		$8
Net income attributable to noncontrolling interests, net of tax		1
Adjusted pre-tax income		$23
Adjusted effective tax rate		35%

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(2)
	Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,
(In millions, except per share amounts)	2019	2018	2019	2018	2019	2018
Net income (loss)	$3	$(88)	$3	$(88)	$0.03	$(0.82)
Net income attributable to noncontrolling interests	(4)	(6)	(4)	(6)	(0.04)	(0.06)
Net loss attributable to Venator	(1)	(94)	(1)	(94)	(0.01)	(0.88)
Interest expense, net	31	30
Income tax expense	—	10
Depreciation and amortization	82	102
Business acquisition and integration expenses	3	9	3	9	0.03	0.08
Separation expense, net	—	1	—	1	—	0.01
Loss on disposal of businesses/assets	1	2	1	2	0.01	0.02
Certain legal settlements and related expenses	3	—	3	—	0.03	—
Amortization of pension and postretirement actuarial losses	11	10	11	10	0.10	0.09
Net plant incident costs (credits)	17	(252)	17	(252)	0.16	(2.36)
Restructuring, impairment, plant closing and transition costs	24	573	24	573	0.23	5.37
Income tax adjustments(3)	—	—	(22)	(33)	(0.21)	(0.31)
Adjusted(2)	$171	$391	$36	$216	$0.34	$2.02

Adjusted income tax expense(3)			$22	$43
Net income attributable to noncontrolling interests, net of tax			4	6
Adjusted pre-tax income			$62	$265
Adjusted effective tax rate			35%	16%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	September 30,	December 31,
(In millions)	2019	2018
Cash and cash equivalents	$40	$165
Accounts and notes receivable, net	366	351
Inventories	496	538
Prepaid expenses and other current assets	88	71
Property, plant and equipment, net	936	994
Other assets	404	366
Total assets	$2,330	$2,485

Accounts payable	$287	$400
Other current liabilities	116	135
Current portion of debt	16	8
Long-term debt	737	740
Non-current payable to affiliates	34	34
Other non-current liabilities	295	313
Total equity	845	855
Total liabilities and equity	$2,330	$2,485

Table 6 — Outstanding Debt

	September 30,	December 31,
(In millions)	2019	2018
Debt:
Senior Notes	$371	$370
Term Loan Facility	362	365
Other debt	20	13
Total debt - excluding affiliates	753	748
Total cash	40	165
Net debt - excluding affiliates	$713	$583

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Total cash at beginning of period	$50	$354	$165	$238
Net cash provided by (used in) operating activities	14	1	(36)	306
Net cash used in investing activities	(19)	(104)	(101)	(266)
Net cash (used in) provided by financing activities	(4)	(3)	13	(17)
Effect of exchange rate changes on cash	(1)	3	(1)	(10)
Total cash at end of period	$40	$251	$40	$251
Supplemental cash flow information:
Cash paid for interest	$(18)	$(16)	$(41)	$(41)
Cash paid for income taxes	(1)	(8)	(4)	(28)
Capital expenditures	(27)	(105)	(110)	(272)
Depreciation and amortization	27	33	82	102

Changes in primary working capital:
Accounts receivable	49	42	(28)	(14)
Inventories	(3)	(21)	27	(67)
Accounts payable	(28)	(1)	(72)	(18)
Total cash provided by (used in) primary working capital	$18	$20	$(73)	$(99)

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Free cash flow:
Net cash provided by (used in) operating activities	$14	$1	$(36)	$306
Capital expenditures	(27)	(105)	(110)	(272)
Other investing activities	8	1	9	6
Non-recurring separation costs(a)	—	—	—	1
Total free cash flow(4)(b)	$(5)	$(103)	$(137)	$41

Adjusted EBITDA(2)	$50	$77	$171	$391
Capital expenditures excluding cash paid for Pori rebuild	(25)	(30)	(73)	(72)
Cash paid for interest	(18)	(16)	(41)	(41)
Cash paid for income taxes	(1)	(8)	(4)	(28)
Primary working capital change	18	20	(73)	(99)
Restructuring	(5)	(11)	(22)	(29)
Maintenance & other	(22)	(38)	(40)	(60)
Net cash flows associated with Pori	(2)	(97)	(55)	(21)
Total free cash flow(4)(b)	$(5)	$(103)	$(137)	$41

See end of press release for numbered footnote explanations

(a)	Represents payments associated with our separation from Huntsman
(b)	Does not include a $15 million benefit from monetizing cross-currency interest rate swaps in the three and nine months ended September 30, 2019

Footnotes

(1)	Cost of goods sold for the nine month period ended September 30, 2019 increased by $351 million from the same period in the prior year primarily as a result of the recognition of $325 million of insurance proceeds which was an offset to cost of goods sold in 2018.

(2)	Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses/adjustments; (b) separation expense/gain, net; (c) loss/gain on disposition of business/assets; (d) certain legal settlements and related expenses/gains; (e) amortization of pension and postretirement actuarial losses/gains; (f) net plant incident costs/credits; and (g) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/adjustments; (b) separation expense/gain, net; (c) loss/gain on disposition of business/assets; (d) certain legal settlements and related expenses/gains; (e) amortization of pension and postretirement actuarial losses/gains; (f) net plant incident costs/credits; and (g) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(3)	Prior to the second quarter of 2019, the income tax impacts, if any, of each adjusting item represented a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

Beginning in the three- and six-month periods ended June 30, 2019, income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long term impact of our tax structure on post tax earnings.

(4)	Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 24 facilities, employ approximately 4,300 associates worldwide and sell our products in more than 110 countries.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including global economic conditions, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, access to capital markets, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including in connection with the classification of TiO2 as a carcinogen, geopolitical events and cyberattacks.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.